Exhibit 99.1

CENTERPLATE SECURITY HOLDERS APPROVE NAME CHANGE
AND ELECT NEW DIRECTORS

SPARTANBURG, S.C., October 14, 2004 – Centerplate (AMEX: CVP; TSX: CVP.un) announced that, at a special meeting held yesterday, its security holders approved an amendment to the Restated Certificate of Incorporation to change the name of the company from Volume Services America Holdings, Inc. to Centerplate, Inc. The company currently operates its businesses under the trade name Centerplate.

In addition, the security holders elected three new members to the Company’s board of directors. The new directors are Sue Ling Gin, chairman and chief executive officer of Flying Food Fare, Inc., a Chicago-based in-flight catering company serving 80 international airlines; Alfred Poe, the lead investor in AJA Restaurant Group, which operates franchise restaurants in Florida and Ohio; and Glenn R. Zander, vice chairman and former president and chief executive officer of Aloha Airgroup, Inc., an airline services company based in Hawaii.

With the election of these new board members, there are now seven directors on Centerplate’s board and five of them are independent. The other directors are Lawrence E. Honig, chairman and chief executive officer, Centerplate; Felix P. Chee, president and chief executive officer of the University of Toronto Asset Management Corporation; Peter F. Wallace, principal at The Blackstone Group; and David M. Williams, former president and chief executive officer of the Ontario Workplace Safety and Insurance Board.

In other business, the security holders also voted to eliminate the company’s classified system for electing directors and to begin electing every director on an annual basis. Under the current classified system, directors were elected to serve a three-year term and approximately one-third of the full board was up for election each year. With the approval of this proposal, the term of office for all seven board members will expire at the Company’s annual meeting in 2005 when the entire board of directors will be subject to election. The security holders also approved the proposal to permit vacancies on the board of directors to be filled by either the remaining board members or security holders, and a long-term performance plan for key management employees.

As previously disclosed in its filed Forms 10-Q for the quarters ended March 30, 2004 and June 29, 2004, and related earnings releases, the Company has been discussing with the Securities and Exchange Commission the accounting treatment of certain features in its income deposit securities. These discussions have led to changes in the accounting methodology for the Company’s income deposit securities which will require certain items in its financial statements to be restated. The Company expects to file amendments to its Forms 10-Q shortly. These amendments will not affect the Company’s Adjusted EBITDA or its ability to pay dividends.

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For more information contact:

Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

Centerplate (formerly Volume Services America Holdings, Inc.) is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.